EXHIBIT 99.2

PRESS RELEASE

Las Vegas Sands Announces Appointment of

Michael A. Leven as President and Chief Operating Officer

LAS VEGAS, March 9 /PRNewswire-FirstCall/ -- Las Vegas Sands Corp. announced today that effective April 1, 2009, Michael A. Leven, who has served as a member of the company's board of directors since August 2004, will assume the title of president and chief operating officer replacing William P. Weidner.

The company stated that Mr. Weidner is no longer with the organization or a member of its board of directors.

Mr. Leven is a veteran hospitality executive with 48 years of experience in the business and a distinguished and well-recognized record of success. He was formerly president and CEO of US Franchise Systems, Inc., the company he founded in 1995, which developed and franchised the Microtel Inns & Suites and Hawthorn Suites hotel brands. He was previously the president and COO of Holiday Inn Worldwide, president of Days Inn of America, and president of Americana Hotels. He has also served on the board of directors of Starwood Hotels and Resorts and Hersha Hospitality Trust.

In his new role with LVS, Mr. Leven will supervise the overall operations of the company's U.S. and international locations.

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Statements in this press release, which are not historical facts, are "forward looking" statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission.

ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. (NYSE: LVS) is the leading international developer of multi-use integrated resorts.

The Las Vegas, Nevada-based company owns and operates The Venetian Resort-Hotel-Casino, The Palazzo Resort-Hotel-Casino, and the Sands Expo and Convention Center in Las Vegas and The Venetian Macao Resort-Hotel and the Sands Macao in the People's Republic of China (PRC) Special Administrative Region of Macao. The company also owns the Four Seasons Hotel Macao and is constructing two additional integrated resorts: Sands Casino Resort Bethlehem™ in Eastern Pennsylvania; and Marina Bay Sands™ in Singapore.

LVS is also creating the Cotai Strip®, a master-planned development of resort-casino properties in Macao. At completion, the Cotai Strip will feature approximately 21,000 rooms from world-renowned hotel brands such as St. Regis, Sheraton, Shangri-La, Traders, Hilton, Conrad, Fairmont, Raffles, Holiday Inn, and InterContinental. For more information please visit www.lasvegassands.com.

Contacts:

Investment Community: Daniel Briggs (702) 414-1221

Media: Ron Reese (702) 414-3607

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